Exhibit 99.1
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                     ImproveNet and eTechLogix Merger Status

      REDWOOD CITY, Calif.--(BUSINESS WIRE)--Aug. 29, 2002--ImproveNet Inc., (OTCBB:IMPV), and eTechLogix, Inc. recently signed a definitive agreement to merge the two companies. The merger is scheduled to close no later than Nov. 30, 2002.

      As required by the terms of the agreement, eTechLogix funded the $250,000 deposit by the required deadline. The companies have begun providing joint management and operational support to facilitate the transition and maximize cash available for the tender offer to ImproveNet shareholders. Ongoing management and support will remain a combination of ImproveNet and eTechLogix personnel through closing.

      "There is great synergy between the companies. The merger will enable us to provide and leverage the services provided by both companies to the existing and future customers of eTechLogix and ImproveNet. Contractors will be able to provide better services to the consumers and will be supported by their designated distributors and manufacturers," said Homayoon Farsi, president and co-founder of eTechLogix.

      "We are effectively leveraging our combined core competencies and bringing together ImproveNet's online consumer/contractor based community with eTechLogix's enterprise commerce management applications. The result is a deeper expansion of our sales and marketing initiative encompassing the residential remodeling value chain which includes homeowners, contractors, distributors and manufacturers," said Mr. Rassas, CEO of eTechLogix.

      "Our combined vision has been well received by our customers and prospects, bringing even further validation to our decision to merge with eTechLogix," Mr. Cooper from ImproveNet said.

About ImproveNet

      ImproveNet Inc. provides residential remodeling solutions for homeowners, professionals and suppliers. ImproveNet's "Find-A-Contractor" service matches homeowners' remodeling needs with local, available pre-screened contractors. Premiere Services include ImproveNet Contracting remodeling, as well as Installed Sales support for retailers. Marketing Services include Smart Leads(TM) direct marketing and online advertising. ImproveNet's website provides more than 60,000 pages of remodeling advice, design ideas, product information, and budgeting tools. For more information, visit www.ImproveNet.com, www.ImproveNetContracting.com or call 800/437-0473.


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About eTechLogix, Inc.

      The founders of eTechLogix, Homayoon Farsi and Naser Ahmad began developing fully integrated business software applications for the building materials industry in 1989. eTechLogix is a privately held company founded in 1994 with 45 employees. eTechLogix is a leading developer and marketer of Enterprise Commerce Management (ECM) software sold under the product trademark of SmartFusion(TM) and eCommerce Gateway(TM) (ECG) to the Manufacturing and Distribution Industries within the $1 trillion a year building materials industry. ETechLogix has recognized the tremendous need within these industries for technology solutions to solve critical business needs that focus on increasing revenue and eliminating inefficiencies in the Value Chain. The SmartFusion(TM) suite includes a site builder, content builder, configurator, enabler and CRM module. eTechLogix operates from its headquarters facility located in Scottsdale, Ariz., with development offices in India and Dhaka. For more information on eTechLogix, visit TechLogix's web site at www.etechlogix.com or call 480/346-0000.

      ImproveNet, Inc. advises its stockholders to read ImproveNet's Tender Offer Statement when it becomes available because it will contain important information. Investors, ImproveNet, Inc. stockholders and other interested parties will be able to get the Tender Offer Statement for free on the SEC's website at www.sec.gov. ImproveNet, Inc. will provide the Tender Offer Statement to its stockholders without charge when available.

Forward-Looking Statements

      Certain statements contained herein, including without limitation statements about ImproveNet's plans to complete its merger with eTechLogix, the success of ImproveNet and eTechlogix in combining their operations and other statements addressing the intentions, beliefs, objectives, estimates or expectations of ImproveNet or future results or events constitute `forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known or unknown risks, including, but not limited to, ImproveNet's ability to complete the contemplated merger with eTechLogix and make a contemplated cash tender offer, ImproveNets's accumulation of losses and failure to achieve profitability, potential difficulties of combining and integrating the business of ImproveNet and eTechLogix and the other factors discussed in ImproveNet's filings with the SEC. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will actually occur. Investors are encouraged to review ImproveNet's Form 10K for the fiscal year ended Dec. 31, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, communications regarding the proposed cash tender offer filed with the SEC on Schedule TO, and other federal securities law filings for a description of important factors that may affect ImproveNet's businesses, results of operations and financial

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condition. The safe harbors for forward-looking statements under the Private
Securities Litigation Reform Act are not available for statements made in connection with a tender offer.

Contact:

         ImproveNet, Inc.
         Brian Evans, 650/363-8173
         bevans@improvenet.com